UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
October 19, 2015
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 21, 2015, we announced some strategic changes to our organizational structure which are intended to further elevate and reinforce our design and innovation driven brand focus. As a result of these changes, we have eliminated the role of Chief Product Officer and Tara Poseley, who has served as our Chief Product Officer since she joined lululemon in October 2013, will be leaving lululemon after providing transition consulting services through the end of March 2016.
In connection with Ms. Poseley’s termination of employment, we entered into a Separation Agreement and Release on October 19, 2015. Under this agreement, Ms. Poseley agreed to provide transition consulting services to us until the end of March 2016. We agreed to pay Ms. Poseley payments equal to her base salary in accordance with our usual payroll practices and dates during the period she provides consulting services to us. In addition, Ms. Poseley will be eligible to receive a bonus under our Executive Bonus Plan if she continues to provide these services through the end of the fiscal year and her outstanding equity awards will continue to vest according to the terms of our equity incentive plans and applicable equity award agreements during the period she provides consulting services to us.
A copy of the press release we issued about this matter is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release between lululemon and Tara Poseley, dated October 19, 2015.
99.1	Press release dated October 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: October 23, 2015	/s/ STUART HASELDEN
Stuart Haselden
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and Release between lululemon and Tara Poseley, dated October 19, 2015.
99.1	Press release dated October 21, 2015.